Filed pursuant to Rule 433

Registration No. 333-204959

Issuer Free Writing Prospectus dated February 21, 2018

Relating to Preliminary Prospectus Supplement dated February 21, 2018

Mastercard Incorporated

$1,000,000,000

$500,000,000 3.500% Notes due 2028

$500,000,000 3.950% Notes due 2048

Pricing Term Sheet

February 21, 2018

Issuer:	Mastercard Incorporated

Security:	3.500% Notes due 2028	3.950% Notes due 2048

Format:	SEC Registered

Size:	$500,000,000	$500,000,000

Maturity Date:	February 26, 2028	February 26, 2048

Coupon:	3.500%	3.950%

Interest Payment Dates:	Semi-annually on February 26 and August 26 of each year, commencing August 26, 2018	Semi-annually on February 26 and August 26 of each year, commencing August 26, 2018

Price to Public:	99.766%	99.913%

Benchmark Treasury:	2.750% due February 15, 2028	2.750% due November 15, 2047

Benchmark Treasury Price and Yield:	98-20 1⁄2;2.908%	91-21+;3.185%

Spread to Benchmark Treasury:	+62 basis points	+77 basis points

Reoffer Yield:	3.528%	3.955%

Optional Redemption:

Make-Whole Call:	+10 basis points prior to November 26, 2027	+12.5 basis points prior to August 26, 2027

Par Call:	On or after November 26, 2027 (three months prior to the maturity date of the Notes)	On or after August 26, 2047 (six months prior to the maturity date of the Notes)

CUSIP / ISIN:	57636QAJ3 / US57636QAJ31	57636QAK0 / US57636QAK04

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	February 21, 2018

Expected Settlement Date:	February 26, 2018 (T+3)*

Active Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Lloyds Securities Inc. RBS Securities Inc. (marketing name: NatWest Markets)

Passive Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. LLC

U.S. Bancorp Investments, Inc.

Senior Co-Managers:	ICBC Standard Bank Plc Loop Capital Markets LLC Mizuho Securities USA LLC MUFG Securities Americas Inc. Santander Investment Securities Inc.

Co-Managers:	C.L. King & Associates, Inc. CastleOak Securities, L.P. Great Pacific Securities Mischler Financial Group, Inc.

Selling Restrictions:	PRIIPs Regulation / Prospectus Directive / Prohibition of sales to EEA retail investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

* We expect that delivery of the notes will be made against payment therefor on or about February 26, 2018, which will be the third business day after the date hereof. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof will be required, by virtue of the fact that the notes will settle in three business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533, Lloyds Securities Inc. collect at 1-212-827-3117 and RBS Securities Inc. toll free at 1-866-884-2071.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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